 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 07, 2020

AJIA INNOGROUP HOLDINGS, LTD
(Exact name of registrant as specified in its charter)

Nevada	333-206450	82-1063313
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

1980 Festival Plaza Drive Suite 530

Las Vegas, Nevada 89135

(Address of principal executive offices)

(702) 360-0652

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 3.02 Unregistered Sales of Equity Securities.

On April 07, 2020, the Board of Directors authorized the issuance of 1,000 shares of Series A Preferred Stock to Ms. Yin Ling WAN ("Ms. Wan"), the Company’s Executive Director, Company Secretary and treasurer. Ms. Wan has advance significant capital and expended significant time to the company without compensation. As an effort to give Ms. Wan security for her advances and as a precaution to prevent hostile takeover in future, 1,000 shares of Series A of Preferred Shares ("Preferred Shares") were issued to Ms. Wan.  These Preferred Shares have the following features attached:

1)	Non-participating in the dividends to the Common Shareholders
2)	No Liquidation Preference
3)

Voting Rights to include: the right to vote in an amount equal to 51% of the total vote with respect to any proposal relating to (a) increasing the authorized share capital of the Company, (b) effecting any forward stock split of the Company’s authorized, issued or outstanding shares of capital stock, and (c) any other matter subject to a shareholder vote.

4)	No conversion rights
5)

Redemption Rights: The Series A shares shall be automatically redeemed upon (a) Ms. Wan ceases to serve as an officer or director of the Company, (b) on the date that the Company’s shares or common stock first trade on any national securities exchange.  In these circumstances, the Board shall further consider and resolve the treatment of these shares, including but limited to, reissue to other party, forfeiture thereof.

 Item 5.02 Departure of Directors or Certain Officers.

On April 07, 2020, the Board of Directors accepted the resignation of Mr. Kin Chung TAM as the Company’s Executive Director. Mr. Tam’s resignation from this position is based on his personal matters, not because of any disagreement with the Company on any matter related to the Company’s operations, policies or procedures.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ajia Innogroup Holdings, LTD.

Dated: April 8, 2020	By:	/s/ Elaine Wan
Elaine Wan Secretary

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